Exhibit 99.1

G-III APPAREL GROUP, LTD.

For:	G-III Apparel Group, Ltd.

Contact: Investor Relations James Palczynski (203) 682-8229

Neal S. Nackman, Chief Financial Officer G-III Apparel Group, Ltd. (212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES FOURTH QUARTER

AND FULL-YEAR FISCAL 2013 RESULTS

– Net Sales Increase by 28% to $375.3 Million in the Fourth Quarter –

– Net Income Per Diluted Share Increases to $2.80 from $2.46 in the Prior Year –

– Non-GAAP Net Income Per Share is $2.92 for Full-Year Fiscal 2013 –

New York, New York – April 2, 2013 – G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the fourth quarter and full year of fiscal 2013.

For the fiscal year ended January 31, 2013, G-III reported net sales increased by 14% to $1.40 billion from $1.23 billion last year. The Company’s net income was $56.9 million, or $2.80 per diluted share, compared to net income of $49.6 million, or $2.46 per diluted share, in the prior year. On an adjusted basis, excluding expenses associated with the Company’s acquisition of Vilebrequin, Non-GAAP net income per diluted share for the year was $2.92. For the fiscal year ended January 31, 2013, adjusted EBITDA increased 23% to $114.0 million from $92.4 million in the prior fiscal year.

Reconciliations of GAAP net income per share to Non-GAAP net income per share and of GAAP net income to adjusted EBITDA are presented in tables accompanying the condensed financial statements included in this release. The Non-GAAP net income per share and adjusted EBITDA for the full fiscal year reflect an adjustment to exclude the expenses and integration costs associated with the Vilebrequin acquisition. Non-GAAP net income per share and adjusted EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with GAAP.

For the three-month period ended January 31, 2013, G-III reported net sales increased by 28% to $375.3 million from $294.3 million during the comparable period last year. Net income per diluted share was $0.40 compared to $0.25 for the comparable period last year. On an adjusted basis, excluding expenses associated with the Company’s acquisition of Vilebrequin, Non-GAAP net income per diluted share for the fourth quarter was $0.41.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We are pleased to have finished our year with a good fourth quarter and, more importantly, to be well positioned for the current year. We continue to see strength in many areas of our business, including sportswear, dresses, suits, team sports and handbags, as well as our Wilsons Leather stores. We are presently executing on our long-term Vilebrequin strategic plan. We have made significant investments in this business and will continue to do so over the next several years. I am extremely confident in Vilebrequin’s prospects.”

Mr. Goldfarb concluded, “We continue to plan for sales and profit growth. Over the long term, we will drive value to our partners, customers and shareholders through our continued diversification and expansion.”

Outlook

Also today, G-III Apparel Group issued guidance for the fiscal year ending January 31, 2014. For fiscal 2014, the Company is forecasting net sales of approximately $1.55 billion and net income between $64.3 million and $66.4 million, or between $3.10 and $3.20 per diluted share. The Company is projecting adjusted EBITDA for fiscal 2014 to increase approximately 11% to 14% to between approximately $126.5 million and $129.5 million.

The Company is forecasting net sales of approximately $270.0 million for its first fiscal quarter ending April 30, 2013 and a net loss between $600,000 and $1.5 million, or between $0.03 and $0.07 per share, compared to net sales of $229.4 million and a net loss of $847,000, or $0.04 per share, in last year’s first fiscal quarter.

About G-III Apparel Group, Ltd.

G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear, swimwear, beachwear and women’s suits, as well as handbags and luggage, under licensed brands, our own brands and private label brands. G-III sells swimwear, resort wear and related accessories under our own Vilebrequin brand. G-III also sells outerwear, dresses, performance wear and handbags under our own Andrew Marc and Marc New York brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Vince Camuto, Ivanka Trump, Nine West, Ellen Tracy, Tommy Hilfiger, Kensie, Mac & Jac, Levi’s and Dockers brands. Through our team sports business, we have licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include G-III Sports by Carl Banks, Eliza J, Black Rivet, Jessica Howard and Winlit. G-III also operates retail stores under the Wilsons Leather, Vilebrequin, Calvin Klein Performance and Andrew Marc names.

Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQ:GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	1/31/13	1/31/12	1/31/13	1/31/12

Net sales	$375,277	$294,346	$1,399,719	$1,231,201

Cost of sales	257,380	210,931	948,082	860,485

Gross profit	117,897	83,415	451,637	370,716

Selling, general and administrative expenses	98,887	72,310	341,242	277,019
Depreciation and amortization	2,943	2,222	9,907	7,473

Operating profit	16,067	8,883	100,488	86,224

Equity loss in joint venture	13	460	719	1,271

Interest and financing charges, net	2,553	1,705	7,764	5,713

Income before taxes	13,501	6,718	92,005	79,240

Income tax expense	5,604	1,699	35,436	29,620

Net income	7,897	5,019	56,569	49,620

Add: Loss attributable to noncontrolling interest	173	—	306	—

Income attributable to G-III	$8,070	$5,019	$56,875	$49,620

Net income per common share:
Basic	$0.40	$0.25	$2.84	$2.51

Diluted	$0.40	$0.25	$2.80	$2.46

Weighted average shares outstanding:
Basic	20,111	19,769	20,006	19,796
Diluted	20,375	20,106	20,280	20,192

Selected Balance Sheet Data (in thousands):	At January 31,
	2013	2012
Cash	$27,360	$24,660
Working Capital	283,369	288,259
Inventory	280,929	253,521
Total Assets	717,772	546,103
Short-term Revolving Debt	65,000	30,050
Long-term Notes Payable	19,778	—
Total Stockholders’ Equity	429,240	357,972

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF ACTUAL GAAP NET INCOME PER SHARE TO ACTUAL

NON-GAAP NET INCOME PER SHARE

(Unaudited)

	Three Months Ended January 31,		Year Ended January 31,
	2013	2012	2013	2012

GAAP diluted net income per common share	$0.40	$0.25	$2.80	$2.46
Excluded from Non-GAAP:
Expenses associated with Vilebrequin acquisition, net of taxes	0.01	—	0.12	—

Non-GAAP diluted net income per common share	$0.41	$0.25	$2.92	$2.46

Non-GAAP diluted net income per share is a “non-GAAP financial measure” that excludes the expenses and integration costs associated with the acquisition of Vilebrequin. The non-GAAP information in the tables above reflects an adjustment for expenses and integration costs associated with the Vilebrequin acquisition that were incurred through January 31, 2013. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding discrete expenses and integration costs associated with the acquisition of Vilebrequin that are not indicative of our core business operating results. Management uses this non-GAAP financial measure to assess our performance on a comparative basis and believes that it is also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF ACTUAL NET INCOME TO ACTUAL ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Actual Twelve Months Ended January 31, 2013	Actual Twelve Months Ended January 31, 2012

Net income	$56,875	$49,620

Expenses associated with Vilebrequin acquisition	3,970	—

Depreciation and amortization	9,907	7,473

Interest and financing charges, net	7,764	5,713

Income tax expense	35,436	29,620

Adjusted EBITDA, as defined	$113,952	$92,426

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense and excludes expenses and integration costs related to the acquisition of Vilebrequin. The non-GAAP information in the table above reflects an adjustment for expenses and integration costs associated with the Vilebrequin acquisition that were incurred through January 31, 2013. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.